March 10, 2006

BKD, LLP
Certified Public Accountants
201 N. Illinois Street, Suite 700
P.O. Box 44998
Indianapolis, IN 46204

We are providing this letter in connection with your examination of our assertion that NCB, FSB complied with the minimum servicing standards in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 2005 for its serviced commercial blanket real estate loans. We recognize that obtaining representations from us concerning the information contained in this letter is a significant procedure in enabling you to express an opinion on management's assertion about compliance with the minimum servicing standards.

We confirm, to the best of our knowledge and belief, the following:

1.	We are responsible for complying with the minimum servicing standards in the USAP.

2.	We are responsible for establishing and maintaining an effective internal control structure over compliance with the minimum servicing standards.

3.	We have performed an evaluation of NCB, FSB's compliance with the minimum servicing standards.

4.	We have disclosed to you all known non-compliance with the minimum servicing standards.

5.	We have made available to you all documentation related to compliance with the minimum servicing standards.

6.
We have disclosed any communication from regulatory agencies, internal auditors and other practitioners concerning possible non-compliance with the minimum servicing standards, including communications received between December 31, 2005 and through the date of this letter.

7.	We have disclosed to you any known non-compliance occurring subsequent to December 31, 2005 through the date of this letter.

BKD, LLP
March 10,2006

8.
As of and for the year ended December 31, 2005, we attest that NCB, FSB has complied in all material respects with the minimum servicing standards set forth in the USAP for its serviced single family and share real estate loans. As of and for this same period, we attest that NCB, FSB had in effect an errors and omissions policy in the amount of $10,000,000 and a fidelity bond in the amount of $10,000,000.

/s/ Steve Brookner	/s/ Kathleen Luzik
Steve Brookner, CEO	Kathleen Luzik, COO